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                                                                   Exhibit 10(p)



                     THE GILLETTE COMPANY CHANGE OF CONTROL
                      SEVERANCE PROGRAM FOR KEY EXECUTIVES


                                  INTRODUCTION

                  The Gillette Company (the "Company") believes that it is consistent with the Company's long-standing employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change of Control.

                  Accordingly, the Company has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of certain of its key management employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change of Control.

                  Therefore, in order to fulfill the above purposes, the following Change of Control Severance Program for Key Executives has been developed and is hereby adopted.

1.
                                    ARTICLE I
                              ESTABLISHMENT OF PLAN

                  As of the Effective Date, the Company hereby establishes The Gillette Company Change of Control Severance Program for Key Executives, as set forth in this document.

2.
                                   ARTICLE II
                                   DEFINITIONS

                  As used herein the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):

         (a) AFFILIATE. Any entity controlled by, controlling or under common control with the Company.

         (b) ANNUAL BASE SALARY. Twelve times the higher of (i) the highest monthly base salary paid or payable to the Participant by the Company and its Affiliates in respect of the twelve-month period immediately preceding the month in which the Change of Control occurs, and (ii) the highest monthly base salary in effect at any time thereafter, in each case including any base salary that has been earned and deferred.

         (c) BOARD. The Board of Directors of The Gillette Company.


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         (d) BONUS PAYMENT AMOUNT. The amount actually paid to a Participant pursuant to Section 13 of the Company's Incentive Bonus Plan or any comparable provision of any successor annual bonus plan.

         (e) CAUSE. As defined in Section 4.2(b)(i).

         (f) CHANGE OF CONTROL. The first to occur of the following events:

                  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, HOWEVER, that for purposes of this subsection
         (i), the following acquisitions shall not constitute a Change of
         Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2(e); or

                      (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                      (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Corporate Transaction"), in each case, unless, immediately following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either


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         directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial Plan, or of the action of the Board, providing for such Corporate
         Transaction; or

                  (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         (g) CODE. The Internal Revenue Code of 1986, as amended from time to time.

         (h) COMMITTEE. The Personnel Committee of the Board.

         (i) COMPANY. The Gillette Company and any successor thereto.

         (j) COVERAGE PERIOD. As defined in Section 3A.1.

         (k) DATE OF TERMINATION. (i) If the Participant's employment is terminated by the Company for Cause or by the Participant for Good Reason, the date of receipt of the Notice of Termination (as described in Section 4.2(c)) or any later date specified therein, as the case may be, (ii) if the Participant's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Participant of such termination and (iii) if the Participant's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Participant or the Disability Effective Date, as the case may be.

         (l) DISABILITY. As defined in Section 4.2(b)(ii).

         (m) DISABILITY EFFECTIVE DATE. As defined in Section 4.2(b)(ii).

         (n) EFFECTIVE DATE. December 16, 1999.

         (o) EMPLOYER. The Company or any of its Affiliates.

         (p) EXCISE TAX. The excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

         (q) GOOD REASON. As defined in Section 4.2(a).


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         (r) HIGHEST ANNUAL BONUS. An amount equal to the product of the
Participant's Annual Base Salary at the Date of Termination and the Highest Annual Bonus Percentage.

         (s) HIGHEST ANNUAL BONUS PERCENTAGE. The higher of the Participant's Recent Annual Bonus Percentage and thirty-five percent (35%).

         (t) KEY EXECUTIVE. An employee who is employed on a regular basis by an Employer in a position having grade 25 or above (or having a personal grade of 25 or above) or in such other position designated by the Company's Senior Vice President - Personnel and Administration as being eligible to participate in this Plan, excluding any such employee who is a party to an employment agreement with the Company which becomes effective in the event of a Change of Control.

         (u) NON-US EXECUTIVE. A Key Executive whose designated home country, for purposes of the Employer's personnel and benefits programs and policies, is other than the United States.

         (v) PARTICIPANT. A Key Executive who meets the eligibility requirements of Section 3.1; provided, however, that any Non-US Executive who, under the laws of his or her designated home country or the legally enforceable programs or policies of the Employer in such designated home country, is entitled to receive, in the event of termination of employment (whether or not by reason of a Change of Control), separation benefits at least equal in aggregate amount to the Separation Pay prescribed under Section 4.3(b), shall not be considered a Participant for the purposes of this Plan.

         (w) PAYMENT. Any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

         (x) PLAN. The Gillette Company Change of Control Severance Program for Key Executives, as set forth herein.

         (y) PLAN ADMINISTRATOR. The third-party accounting, actuarial or consulting firm retained by the Company prior to a Change of Control to administer this Program following a Change of Control.

         (z) RECENT ANNUAL BONUS PERCENTAGE. The highest actual annual bonus percentage awarded to the Participant under the Company's annual incentive plans, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Change of Control (and equal to 35% in the event that the Participant was not employed by the Employer for one full fiscal year prior to the Change of Control).

         (aa) REQUIRED COMPENSATION. With respect to any Participant, the sum of
(i) the Participant's Annual Base Salary and (ii) an amount equal to the product of (A) the Participant's Annual Base Salary and (B) the Recent Annual Bonus Percentage.


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         (bb) SEPARATION BENEFITS. The amounts and benefits payable or required to be provided in accordance with Section 4.3.

         (cc) SEPARATION PAY. The amounts or amounts payable in accordance with
Section 4.3(b).

         (dd) US PARTICIPANT. A Participant whose designated home country, for purposes of the Employer's personnel and benefits programs and policies, is the United States.

3.
                                   ARTICLE III
                                   ELIGIBILITY

3.1 PARTICIPATION. Except as set forth in paragraph (v) of Article II, each employee who is a Key Executive on the Effective Date shall be a Participant in the Plan effective as of the Effective Date and each other employee shall become a Participant in the Plan effective as of the date of the employee's promotion or hire as a Key Executive.

3.2 DURATION OF PARTICIPATION. A Participant shall cease to be a Participant in the Plan if (i) he or she ceases to be employed by an Employer under circumstances not entitling him or her to Separation Benefits or (ii) he or she otherwise ceases to be a Key Executive, provided that no Key Executive may be so removed from Plan participation in connection with or in anticipation of a Change of Control that actually occurs. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be a Key Executive of an Employer, to receive benefits under the Plan shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full.


                                  ARTICLE III-A
                      BENEFITS FOLLOWING CHANGE OF CONTROL

3A.1 CONTINUATION OF BENEFIT PLAN PARTICIPATION. During the period commencing on the date a Change of Control occurs and ending on the second anniversary of such date ("Coverage Period"), each US Participant and/or the US Participant's family, as the case may be, shall be eligible for participation in and shall receive all benefits under the savings, retirement, welfare and fringe benefit plans, practices, policies and programs provided by the Employer to the extent applicable generally to other peer executives of the Employer, but in no event shall such plans, practices, policies and programs provide the US Participant with benefits of lesser value, in the aggregate, than the plans, practices, policies and programs in which the US Participant participated immediately prior to the Change of Control or, if more favorable to the US Participant, those provided generally at any time after the Effective Date to other peer executives of the Employer.

3A.2 ANNUAL BONUS. For each fiscal year of the Company ending during the Coverage Period, each Participant shall be awarded an annual bonus in cash which shall not be less than the product of (i) the Participant's Annual Base Salary and (ii) the Participant's Recent Annual Bonus Percentage. If, prior to the end of a fiscal year ending during the Coverage Period, a




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Participant's employment is terminated for Disability or as a result of the
Participant's death, or the Participant terminates his or her own employment other than for Good Reason, the Participant shall be awarded a prorated annual bonus (determined in accordance with the preceding sentence) for such fiscal year. Each such annual bonus shall be paid to the Participant no later than the end of the third month of the fiscal year next following the fiscal year for which such annual bonus is awarded, unless the Participant elects to defer the receipt of such annual bonus.

4.
                                   ARTICLE IV
                               SEPARATION BENEFITS

4.1 RIGHT TO SEPARATION BENEFITS. A Participant shall be entitled to receive from the Company the Separation Benefits as provided in Section 4.3, if a Change of Control has occurred and the Participant's employment by an Employer is terminated under circumstances specified in Section 4.2(a), whether the termination is voluntary or involuntary, and if (i) such termination occurs after such Change of Control and on or before the second anniversary thereof, or
(ii) such termination is reasonably demonstrated by the Participant to have been initiated by a third party that has taken steps reasonably calculated to effect a Change of Control or otherwise to have arisen in connection with or in anticipation of such Change of Control.

4.2 TERMINATION OF EMPLOYMENT.

         (a) TERMINATIONS WHICH GIVE RISE TO SEPARATION BENEFITS UNDER THIS PLAN. The circumstances specified in this Section 4.2(a) are any termination of employment with an Employer by action of the Company or any of its Affiliates or by a Participant for Good Reason, other than as set forth in Section 4.2(b) below. For purposes of this Plan, "Good Reason" shall mean:

                  (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Change of Control, or any other action by the Company or the Employer that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company and/or the Employer promptly after receipt of notice thereof given by the Participant;

                  (ii) a decrease in the Participant's compensation below the Required Compensation, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company and/or the Employer promptly after receipt of notice thereof given by the Participant;

                  (iii) the Company's or the Affiliate's requiring the Participant to be based at any office or location other than (A) the office or where the Participant was based and performed services immediately prior to the Change of Control or (B) any other location


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         less than 35 miles from such office, or the Company's or the
         Affiliate's requiring the Participant to travel on business to a substantially greater extent than required immediately prior to the Change of Control;

                  (iv) any purported termination by the Company or the Affiliate of the Participant's employment otherwise than as expressly permitted by this Plan; or

                  (v) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, as required by
         Article V.

         (b) TERMINATIONS WHICH DO NOT GIVE RISE TO SEPARATION BENEFITS UNDER THIS PLAN. Notwithstanding Section 4.2(a), if a Participant's employment is terminated for Cause or Disability (as those terms are defined below) or as a result of the Participant's death, or the Participant terminates his or her own employment other than for Good Reason, the Participant shall not be entitled to Separation Benefits under the Plan, regardless of the occurrence of a Change of Control.

                  (i) A termination for "Cause" shall have occurred where a Participant is terminated because of:

                           (A) the willful and continued failure of the
                  Participant to perform substantially the Participant's duties with the Company or any of the Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or an elected officer of the Company which specifically identifies the manner in which the Board or the elected officer believes that the Participant has not substantially performed the Participant's duties; or

                           (B) the willful engaging by the Participant in
                  illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or the Affiliate.

         For purposes of this Section 4.2(b)(i), no act, or failure to act, on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company or the Affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company or the Affiliate shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or the Affiliate.


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                  (ii) A termination for "Disability" shall have occurred where a Participant is absent from the Participant's duties with the Employer on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative. In such event, the Participant's employment with the Employer shall terminate effective on the 30th day after receipt of such notice by the Participant (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Participant shall not have returned to full-time performance of the Participant's duties.

         (c) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Participant for Good Reason, shall be communicated by a Notice of Termination to the other party. For purposes of this Plan, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated and
(iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant's or the Company's rights hereunder.

4.3 SEPARATION BENEFITS. If a Participant's employment is terminated under the circumstances set forth in Section 4.2(a) entitling him or her to Separation Benefits, the Company shall pay or provide, as the case may be, to the Participant the amounts and benefits set forth in items (a) through (e) below (the "Separation Benefits"):

         (a) The Company shall pay to the Participant, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Participant's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (x) the Participant's Highest Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365, reduced (but not below zero), if the Date of Termination occurs in the same fiscal year as the Change of Control, by the Participant's Bonus Payment Amount,
(C) if elected by the Participant, any compensation previously deferred by the Participant under the Company's Supplemental Savings Plan, Incentive Bonus Plan and/or Stock Equivalent Unit Plan (together with any accrued interest or earnings thereon), and (D) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in subclauses (A), (B), (C) and (D), the "Accrued Obligations").

          (b) The Company also shall pay to the Participant an amount ("Separation Pay") equal to the product of (A) two and (B) the sum of (x) the Participant's Annual Base Salary and (y) the Participant's Highest Annual Bonus, reduced (but not below zero) in the case of any Participant who is a Non-US Executive by the US dollar equivalent (determined as of the



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Participant's Date of Termination) of any payments made to the Participant under the laws of his or her designated home country or any program or policy of the Employer in such country on account of the Participant's termination of employment. A Participant may elect to receive Separation Pay either ratably as continuing salary payments over a period not to exceed two years following the Participant's Date of Termination or as a single lump sum cash payment;
provided, however, that a Participant who, as of the Date of Termination, is within five years of qualifying for early or normal retirement under a tax-qualified retirement plan maintained by the Company or its Affiliates, may extend the period for payment of the Separation Pay as continued salary payments until the date of earliest eligibility for retirement. Separation Pay received as a lump sum payment is not eligible for Savings Plan contribution, nor is such payment considered pension-eligible compensation.

         (c) Solely with respect to US Participants, for two years after the Participant's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue welfare benefits to the Participant and/or the Participant's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies (including, without limitation, medical, prescription, dental, disability, employee/spouse/child life insurance, executive life, estate preservation (second-to-die life insurance) and travel accident insurance plans and programs), as if the Participant's employment had not been terminated, or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates and their families; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining the Participant's eligibility for retiree benefits pursuant to such welfare plans, practices, programs and policies, the Participant shall be considered to have remained employed until two years after the Date of Termination, provided, however, that the Executive's commencement of such retiree benefits shall not be any sooner than the Executive's earliest retirement date under the Company's tax-qualified Retirement Plan.

         (d) The Company shall, at its sole expense, provide the Participant with outplacement services through the provider of the Company's choice, the scope of which shall be chosen by the Participant in his or her sole discretion within the terms and conditions of the Company's outplacement services policy as in effect immediately prior to the Change of Control.

         (e) To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or that the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates.

4.4 CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) Anything in this Plan to the contrary notwithstanding, with respect to any Participant who is a citizen or resident of the United States, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties



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imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 4.4(c), all determinations required to be made under this Section 4.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick LLP or such other nationally recognized certified public accounting firm as may be designated by the Participant (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Subject to Section 4.4(e) below, any Gross-Up Payment, as determined pursuant to this Section 4.4, shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.4(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

         (c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,


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                  (iii) cooperate with the Company in good faith in order
         effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.4(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section 4.4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.4(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (e) Notwithstanding any other provision of this Section 4.4, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Participant all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Participant hereby consents to such withholding.

4.5 PAYMENT OBLIGATIONS ABSOLUTE. Upon a Change of Control, the obligations of the Company and its Affiliates to pay or provide the Separation Benefits described in Section 4.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of the Affiliates may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment or value of any benefits hereunder be reduced by any compensation or benefits earned by a Participant as a result of employment by another employer, except as specifically provided under Section 4.3.

4.6 NON-EXCLUSIVITY OF RIGHTS. Nothing in this Plan shall prevent or limit the Participant's continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliates and for which the Participant may qualify, nor, subject to Section 7.2, shall anything herein limit or otherwise affect such rights as the Participant may have under any contract or agreement with the Company or any of the Affiliates. Amounts or benefits which the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliates shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Plan.

5.
                                    ARTICLE V
                              SUCCESSOR TO COMPANY

                  This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

                  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

6.
                                   ARTICLE VI
                       DURATION, AMENDMENT AND TERMINATION

6.1 DURATION. This Plan shall remain in effect until terminated as provided in
Section 6.2. Notwithstanding the foregoing, if a Change of Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments or benefits in full.

6.2 AMENDMENT AND TERMINATION. The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board, unless a Change of Control has previously occurred. However, after the Board has knowledge of a possible transaction or event that if consummated would constitute a Change of Control, this Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants, unless and until the Board has determined that all transactions or events that, if consummated, would constitute a Change of Control have been abandoned and will not be consummated, and, provided that, the Board does not have knowledge of other transactions or events that, if consummated, would constitute a Change of Control. If a Change of Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect that adversely affects the rights of Participants, and no Participant shall be removed from Plan participation.


                                   ARTICLE VII
                                  MISCELLANEOUS
7.
7.1 LEGAL FEES. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or the Affiliates, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

7.2 EMPLOYMENT STATUS. This Plan does not constitute a contract of employment or impose on the Participant, the Company or the Participant's Employer any obligation to retain the Participant as an employee, to change the status of the Participant's employment as an "at will" employee, or to change the Company's or the Affiliates' policies regarding termination of employment.

7.3 TAX WITHHOLDING. The Company may withhold from any amounts payable under this Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.4 VALIDITY AND SEVERABILITY. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.5 GOVERNING LAW. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law.

7.6 CLAIM PROCEDURE. If a Participant makes a written request alleging a right to receive Separation Benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits. All claims for Separation Benefits under the Plan shall be sent to the General Counsel of the Company and must be received within 30 days after the Date of Termination. If the Company determines that any individual who has claimed a right to receive Separation Benefits under the Plan is not entitled to receive all or a part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the written request, unless the Company determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Plan Administrator a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Plan Administrator shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review the pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Plan Administrator. The Plan Administrator will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Plan Administrator determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Plan Administrator fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Plan Administrator shall be deemed to have denied the claim.

7.7 UNFUNDED PLAN STATUS. This Plan is intended to be an unfunded plan and to qualify as a severance pay plan within the meaning of Labor Department Regulations section 2510.3-2(b). All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

7.8 RELIANCE ON ADOPTION OF PLAN. Each person who shall become a Key Executive shall be deemed to have served and continue to serve in such capacity in reliance upon the change of control provisions contained in this Plan.

7.9 PROGRAM SUPERSEDES PRIOR US ARRANGEMENTS. For the period of two years following the occurrence of a Change of Control, the provisions of this Program shall supersede, with respect to US Participants, any and all plans, programs, policies and arrangements of the Company providing severance benefits.

IN WITNESS WHEREOF, The Gillette Company has caused this Plan to be executed by its duly authorized officer effective as of the Effective Date set forth above.

                                       THE GILLETTE COMPANY


                                       By: /s/ Robert E. DiCenso
                                           ---------------------------------
                                           Senior Vice President - Personnel
                                           and Administration